ADVISORS SERIES TRUST

                     OPERATING EXPENSES LIMITATION AGREEMENT



THIS OPERATING EXPENSES LIMITATION AGREEMENT (the "Agreement") is effective as of August 28, 1999, by and between ADVISORS SERIES TRUST, a Delaware business trust (the "Trust"), on behalf of the Segall Bryant & Hamill Mid Cap Fund (the "Fund"), a series of the Trust and the Advisor of the Fund, Segall Bryant & Hamill (the "Advisor").

                                   WITNESSETH:

     WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated December 7, 1998 (the "Investment Advisory Agreement"); and

     WHEREAS, the Fund, is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor, and

     WHEREAS, the Advisor desires to limit the Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Advisor to implement those limits;

     NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

     1. Limit on Operating Expenses. The Advisor hereby agrees to limit the Fund's current Operating Expenses to an annual rate, expressed as a percentage of the Fund's average annual net assets, to the amounts listed in Appendix A (the "Annual Limits"). In the event that the current Operating Expenses of the Fund, as accrued each month, exceed its Annual Limit, the Advisor will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

     2. Definition. For purposes of this Agreement, the term "Operating Expenses" with respect to the Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Advisor's investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

     3. Reimbursement of Fees and Expenses. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Advisory Agreement.

     4. Term. This Agreement shall become effective on the date specified herein and shall remain in effect indefinitely and for a period of not less than one year, unless sooner terminated as provided in Paragraph 5 of this Agreement.

     5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of any one or more of the Funds, upon sixty (60) days' written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld. This Agreement will automatically terminate, with respect to a Fund listed in Appendix A, if the Investment Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement's termination for that Fund.

     6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

     7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.


ADVISORS SERIES TRUST                        SEGALL BRYANT & HAMILL
on behalf of the
Segall Bryant & Hamill Mid Cap Fund

By: /s/ Robert H. Wadsworth                  By: /s/ Ralph M. Segall


Print name: Robert H. Wadsworth              Print name:  Ralph M. Segall


Title:   Vice President                      Title:   Managing Director


Appendix A

Fund                                                  Operating Expense Limit
----                                                  -----------------------

Segall Bryant & Hamill Mid Cap Fund                            1.40%